Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT IN COMPLIANCE THEREWITH.

[THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“OID”). YOU MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY BY CONTACTING THE ISSUER AT ITS ADDRESS SET FORTH IN ARTICLE 16.] [OID legend to be included on all non-stapled notes.]

[•], 2021	$[•][1]

[No. 1][No. 2][No. 3][No. 4]

IFIT HEALTH & FITNESS INC

7.0% NOTES

DUE [•], 2027

THIS NOTE (this “Note”) is a duly authorized issue of notes of iFIT Health & Fitness Inc, a Delaware corporation (the “Issuer”), designated as its 7.0% Notes due [•], 2027 (the “Maturity Date”), in an aggregate principal amount of [•] ($[•]).

FOR VALUE RECEIVED, the Issuer promises to pay to [•], a [•]2, [registered address, contact and telephone] [which promise to pay, and all terms of this Note as applicable, with respect to the promise to pay and issuance to Scott Watterson, is qualified by and subject to the Award Agreement]3 or its registered Transferees (together with its successors and Transferees, the “Holder”), the aggregate principal sum of [•] ($[•]) on the Maturity Date and to pay interest (each, an “Interest Payment”) on the principal sum outstanding from time to time under this Note. Interest on this Note will accrue at the rate per annum equal to 7.0%, and will be due and payable in cash in immediately available funds in arrears on a quarterly basis on March 31, June 30, September 30 and December 31 of each year during the term of this Note (each, an “Interest Payment Date”), commencing on December 31, 2021; provided that at the election of the Issuer any interest accrued can instead (i) be paid (a “PIK Payment”) by adding such accrued amounts to the unpaid principal amount of the Note outstanding at such time (“PIK Interest”) or (ii) be paid in the form of Common Stock at a 15% discount to 10-day VWAP for the applicable Interest Payment Date. Any such election by the Issuer shall apply to all Convertible Notes on a pro rata basis; provided that, during any period during the applicability of the Forfeiture Restrictions (as defined in the Award Agreement) interest on the Note issued to

[1]	Principal amount to be calculated in accordance with Sections 1.2 and 1.3 of the Omnibus Agreement.
[2]	Scott Watterson note will registered individually in Scott Watterson’s name
[3]	This language to be inserted in note issued to Scott Watterson.

Scott Watterson shall only be paid in the form of Common Stock; provided, further, that in the event the Issuer intends to pay PIK Interest or make an Interest Payment in cash during the applicability of the Forfeiture Restrictions, the Issuer shall provide notice to each Noteholder other than Scott Watterson no less than ten (10) Business Days prior to the applicable Interest Payment Date and, at the election of the Holder, shall make such Interest Payment in the form of Common Stock. Notwithstanding the foregoing, in the event of (and during the continuation of) an Event of Default, the interest rate hereunder shall increase by an additional 2.0% per annum. Any failure by the Issuer to pay interest in cash or Common Stock on any Interest Payment Date shall be deemed to be an election to make a PIK Payment of such interest by adding such interest to the unpaid principal amount of the Note outstanding at such time. Following an increase in the principal amount of any outstanding Note as a result of a PIK Payment, such Note will bear interest on such increased principal amount from and after the date of such PIK Payment. For purposes of this Note, all references to (i) “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of a PIK Payment and (ii) “original principal amount” of the Notes shall exclude any increase in the principal amount of the Notes as a result of a PIK Payment. Interest may only be paid in the form of Common Stock if (i) the Common Stock is then currently listed for trading on the New York Stock Exchange or Nasdaq and (ii) the market capitalization of the Issuer at the time of such payment is at least $1,000,000,000; provided, during the applicability of the Forfeiture Restrictions, interest must be paid in Common Stock solely with respect to the Note issued to Scott Watterson regardless of whether the foregoing conditions are met.

Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the original issue date of this Note. Interest will be computed on the basis of a 365/366-day year. Interest Payments will be paid to the Person in whose name this Note is registered on the Notes Register on the Business Day prior to the applicable payment date. The Issuer shall maintain the Notes Register at its principal office in which it shall provide for the registration of Notes and transfers and exchanges thereof.

This Note is one of a series of promissory notes issued on the Issue Date by the Issuer (collectively, the “Convertible Notes”), which Convertible Notes shall constitute a single class of loans. Except for any provisions regarding the stapling of transfers of this Note and the provisions of the Award Agreement, the terms and conditions of this Note shall be the same terms and condition as in each other Convertible Note and each of the Holder and the Issuer agree that there shall be not change to the terms and conditions of this Note unless such terms or conditions are also modified in each other Convertible Note, including, for clarity, that there shall be no more favorable change to the terms and conditions of any other Convertible Note unless such terms or conditions are also modified in this Note to reflect such more favorable change. Neither Holder nor any other holder holding a Convertible Note shall have the right to take any action or exercise any remedies under this Note, or any Convertible Note, on an individual basis.

[Transfers of this Note are subject to the stapling provisions contained in Section [•] of the bylaws of the Issuer (the “Stapling Transfer Restriction”). For federal (and applicable state and local) income tax purposes, the Issuer and the Holder agree to treat this Note, taking into account the Stapling Transfer Restriction, as part of a single integrated instrument that is treated as equity and consistent with Section 1.5 of the Omnibus Agreement (the “Intended Tax Treatment”). The Issuer and the Holder shall prepare and file all tax returns in a manner consistent with this paragraph and shall take no position inconsistent with such treatment.]4

[4]	To be included in the LCat Note and the PCM Note issued in respect of PCM’s preferred stock, but not in PCM Note issued in respect of 2019 note or in the SW Note.

This Note is subject to the following additional provisions:

ARTICLE 1

EXCHANGE

This Note is exchangeable for an equal aggregate principal amount of Notes of different denominations, as requested by the Holder surrendering the same. No service charge will be charged to the Holder for such registration, transfer or exchange.

ARTICLE 2

TRANSFERS

This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended, applicable state securities laws and the other provisions hereof. Prior to due presentment for transfer of this Note, the Issuer may treat the Person in whose name this Note is duly registered on the Notes Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Note be overdue, and the Issuer shall not be affected by notice to the contrary.

ARTICLE 3

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings.

“10-day VWAP” means, as of any date, the average VWAP per share of Common Stock for the 10 Trading Days immediately preceding the third Business Day immediately preceding the applicable Interest Payment Date.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.

“Award Agreement” means the Restricted Property Award Agreement, dated as of the date hereof, between Scott Watterson and the Issuer.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the City of New York or Boston are authorized or required by law to remain closed.

“Cash Return Condition” means the return of proceeds in cash to [Pamplona and its Affiliates] / [L Catterton and its Affiliates] of an amount equal to the aggregate principal amount of all Convertible Notes owned by such Persons as of the closing of the IPO from (a) any sale of (i) the Convertible Notes, or (ii) Common Equity or (b) any cash payments in respect of principal or interest of the Convertible Notes.

“Charter” means the Amended and Restated Certificate of Incorporation of the Issuer as filed with the Secretary of State of the State of Delaware on the Issue Date.

“Common Equity” means the Common Stock and any shares of capital stock of the Issuer issued or issuable with respect to such Common Stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

“Common Stock” means the Issuer’s Class A common stock of the same class to be issued in the IPO.

“Consolidated EBITDA” means, as of any date of determination, “Consolidated Adjusted EBITDA” (as defined in the ABL Credit Agreement, by and among inter alios the Issuer, iFIT Inc. (f/k/a ICON Health & Fitness, Inc.), Bank of America, N.A., as the administrative agent, and the other lenders party thereto from time to time, dated as of May 12, 2021 (as may be amended, otherwise modified or replaced from time to time provided that if replaced by multiple debt instruments or agreements the instrument or agreement that is most senior in priority will govern)).

“Conversion” has the meaning set forth in Section 4.01.

“Conversion Amount” means all of the outstanding amounts due under this Note as of such time, including outstanding principal (including PIK Interest) and accrued interest thereon.

“Conversion Price” means a (x) the IPO Price multiplied by (y) 0.85. The Conversion Price and number of shares of Common Stock to be delivered upon conversion shall automatically be adjusted, without duplication, proportionately to give effect to any stock split, reverse stock split, stock dividend, spin- or split-off or similar corporate transaction affecting the shares of Common Stock in which Holders do not otherwise participate with respect to the shares of Common Stock underlying the Note. Whenever the Conversion Price or conversion rate are adjusted as set forth in the prior sentence, the Issuer shall calculate such new amounts and as soon as practicable following the event resulting in such adjustment delivery to the Holder an executed certificate signed by an officer of the Issuer providing such adjusted amounts and explaining in reasonable detail the transaction and calculation related thereto.

“Conversion Date” means (i) with respect to an optional conversion pursuant to Section 4.01, the date on which such Holder delivers the completed, executed Conversion Notice (and, if applicable, the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (ii) with respect to Mandatory Conversion pursuant to Section 4.02, the Mandatory Conversion Date.

“Convertible Note” has the meaning set forth in the introductory paragraphs of this Note.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Equity Percentage” means, with respect to any Noteholder or holder of Common Equity and at any time of determination, an amount, expressed as a percentage, equal to (x) (A) the number of shares of Common Stock held by such holder, plus (B) the number of shares of Common Stock issuable to such holder upon the conversion of the full Conversion Amount (calculated as of such time of determination) of all Notes held by such holder, divided by (y) (A) all outstanding shares of Common Stock of the Issuer, plus (B) the maximum number of shares issuable by the Issuer upon conversion of all outstanding Notes as of such time of determination.

“Event of Default” has the meaning set forth in Section 10.01.

“Holder” has the meaning set forth on the first page of this Note.

“Greenshoe Proceeds” means the net proceeds received by the Issuer upon the exercise by the underwriters of the IPO of any overallotment option granted by the Issuer to such underwriters.

“Immediate Family” means, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each spouse of any such Person, each child of any of the aforementioned Persons, each trust created solely for the benefit of one or more of the aforementioned Persons and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

“Interest Payment” has the meaning set forth on the first page of this Note.

“Interest Payment Date” has the meaning set forth on the first page of this Note.

“Investor” means any Affiliate of the Issuer.

“IPO” means the Issuer’s initial underwritten public offering on an effective registration statement under the Securities Act of 1933, as amended.

“IPO Price” means the price to the public in the IPO, which is $[•].

“Issue Date” means [•], 2021.

“Issuer” has the meaning set forth on the first page of this Note.

“L Catterton” means LC9 Connected Holdings, LP and its Permitted Transferees.

“LTM EBITDA” means as of any date of determination, Consolidated EBITDA for the 12-month period through the most recent fiscal quarter ending immediately preceding such date of determination.

“Mandatory Prepayment Event” means any of the following: (a) any liquidation, dissolution or winding-up of the operations of the Issuer or any of its Material Subsidiaries; (b) the merger or consolidation of the Issuer or any of its Subsidiaries with another entity, or sale of securities of the Issuer or any of its Subsidiaries, in which the holders of outstanding voting securities of the Issuer cease to own, directly or indirectly, greater than 50% of the outstanding voting securities of the entity surviving such merger or consolidation or sale; (c) the sale of all or substantially all of the assets of the Issuer and its Subsidiaries; (d) a de-listing of the Common Stock from its primary securities exchange if not concurrently re-listed on another exchange satisfactory to the Holder; (e) an acceleration in accordance with Section 10.02 below and (f) the receipt of any Greenshoe Proceeds.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Indebtedness” means indebtedness in an aggregate principal amount equal to or greater than $10,000,000.

“Material Subsidiary” means any Subsidiary of the Issuer now existing or hereafter acquired or formed and each successor thereto that (i) for the most recent period of four consecutive fiscal quarters of the Issuer accounted (on a consolidated basis with its Subsidiaries) for 10% or more of the revenues of the Issuer or (ii) as of the end of such fiscal quarter, was (on a consolidated basis with its Subsidiaries) the owner of 10% or more of the total assets of the Issuer, as shown on the consolidated financial statements of the Issuer for such fiscal quarter.

“Maturity Date” has the meaning set forth on the first page of this Note.

“Necessary Action” means, with respect to the Issuer, all actions (to the extent such actions are not prohibited by applicable law, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Issuer’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Issuer, (d) executing agreements and instruments, (e) making, or causing to be made, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of the Issuer.

“Noteholders” means the registered holders from time to time of the Notes.

“Notes” means this Note, the other Convertible Notes and any other notes issued upon an exchange or transfer of this Note in accordance with Article 2, Article 3 or Article 13, as applicable, or as a replacement in accordance with Article 8.

“Notes Register” means the register maintained by the Issuer, which includes a list of the names and addresses of each Holder, as well as the outstanding principal amount and interest amount owing to such Holder from time to time. The entries in the Notes Register shall be conclusive, and the Issuer may treat each Person whose name is recorded in the Notes Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note. The Notes Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice.

“Omnibus Agreement” means that certain Omnibus Investor Agreement, dated as of [•], 2021, by and among LC9 Connected Holdings, LP, Icon Preferred Holdings, L.P., Scott R. Watterson, SW ICON LLC, Gary E. Stevenson, GS ICON LLC, Robert C. Gay, BG ICON LLC, Wen-Chung Ko and the Issuer.

“Options” means (a) any options or warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock, and (b) any evidence of indebtedness, shares of stock (other than Common Stock) or other securities which are directly or indirectly convertible or exchangeable for shares of Common Stock.

“Pamplona” means Icon Preferred Holdings, L.P. and its Permitted Transferees.

“Permitted Transferee” means, in respect of any Noteholder, (a) if an institutional investor, any Affiliate of such Noteholder in a bona fide transfer not part of a transaction or series of transactions that results in the direct or indirect transfer of all or any portion of a Convertible Note to a Person not an Affiliate of such Noteholder, and (b) if an individual, (x) any Transferee of such Noteholder following such Noteholder’s death by will or intestacy to such Noteholder’s legal representative, heir, legatee or distributees, or (y) (i) as a gift or gifts to such Noteholder’s Immediate Family and/or Affiliate, (ii) charitable gifts or (iii) transfers for bona fide estate planning purposes; provided, in the case of this clause (iii), that the Noteholder retains voting control of all Common Equity into which the Convertible Note may convert.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Interest” has the meaning set forth on the first page of this Note.

“PIK Payment” has the meaning set forth on the first page of this Note.

“Required Note” means that certain Note No. [•]5 originally issued to Pamplona and any other notes issued upon an exchange or transfer of such Note in accordance with Article 2, Article 3 or Article 13, as applicable, or as a replacement in accordance with Article 8.

“Required Noteholders” means, as of any date, (i) the Holder of fifty-one percent (51%) of the outstanding principal amount due under the Required Note (which, for the avoidance of doubt, shall initially be Pamplona) or (ii) if there is no such Holder, then Pamplona; provided that, (i) at any time after which L Catterton holds more than 65% of the aggregate principal amount of Notes originally held by Pamplona and L Catterton, then L Catterton is the Required Noteholder and (ii) if, collectively, L Catterton and Pamplona do not hold any of the Notes and there is no Holder of fifty-one percent (51%) of the outstanding principal amount due under the Required Note then the Required Noteholder shall be the Noteholder(s) holding at least a majority of the aggregate principal amount of Notes outstanding on such date.

“Subsidiary” means, with respect to any Person (other than any natural Person), a corporation or other entity (including partnerships or limited liability companies), the equity interests of which having ordinary voting power to elect a majority of the board of directors of such corporation or managers of such other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person.

“Trading Day” means a day on which the primary stock exchange on which the Common Stock is then listed is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Transferee” means any Person or Persons who acquires all or a portion of this Note.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service mutually agreed between the Issuer and the Holder) (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an independent financial advisor mutually agreed between the Issuer and the Holder and retained by the Issuer for such purpose).

[5]	To reference 2021 IPO Convertible Note issued to Pamplona in respect of its Pamplona Note IPO Entitlement Amount.

ARTICLE 4

CONVERSION

Section 4.01 Conversion by the Holder. Until the date on which all principal and accrued interest owed on this Note has been paid in full, upon the election of the Holder (at its sole discretion), the Conversion Amount shall convert into (i) the number of shares of Common Stock equal to the quotient of (A) the Conversion Amount elected to be converted by the Holder, divided by (B) the Conversion Price as of the applicable Conversion Date, plus (ii) cash in lieu of fractional shares (the “Conversion”). The right of conversion may be exercised as to all or any portion of such Holder’s Conversion Amount from time to time. To receive shares of Common Stock upon conversion of the Conversion Amount pursuant to this Section 4.01, the Holder must deliver a completed, executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Issuer; provided, however, that a Conversion Notice may be conditional on the completion of a change of control or other corporate transaction as such Holder may specify.

Section 4.02 Mandatory Conversion by the Issuer.

(a) At any time after the 24-month anniversary of the date hereof, if the VWAP per share of Common Stock was greater than 150% of the IPO Price for 60 consecutive Trading Days (with such 60-Trading Day period ending no earlier than 5 Business Days prior to delivery of the Notice of Mandatory Conversion), the Issuer may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the Conversion Amount into shares of Common Stock (the date selected by the Issuer for any Mandatory Conversion pursuant to this Section 4.02(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, the Conversion Amount shall be converted into the number of shares and cash in lieu as set forth in Section 4.01 above. A Mandatory Conversion may only be effectuated by the Issuer if the Common Stock is then currently listed for trading on the New York Stock Exchange or Nasdaq and a resale shelf registration statement is in effect at the time of delivery of Common Stock permitting the Holder to sell all such shares of Common Stock to be received upon the Mandatory Conversion, unless the Holder thereof may sell all such shares under Rule 144 within a three-month period and such Holder, together with its affiliates, owns less than 1% of the outstanding shares of Common Stock.

(b) If the Issuer elects to effect Mandatory Conversion, the Issuer shall, within five (5) Business Days following the completion of the applicable 60-Trading Day period referred to in Section 4.02(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Issuer shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Issuer provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date selected by the Issuer; and

(ii) the conversion rate in effect on the Mandatory Conversion Date, the amount of the outstanding principal amount and accrued interest on the Mandatory Conversion Date and the number of shares of Common Stock and cash in lieu to be delivered to such Holder upon conversion.

Section 4.03 Effectiveness of Conversion. The Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the Holder shall be treated for all purposes as the record holder of the shares of Common Stock issued in the Conversion as of such date.

Section 4.04 Reservation of Shares. The Issuer shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Convertible Notes, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all amounts outstanding under the Convertible Notes then outstanding. Any shares of Common Stock issued upon conversion of amounts outstanding under the Convertible Notes shall be duly authorized, validly issued, fully paid and non-assessable.

Section 4.05 Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Issuer’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the price of the Common Stock as of the close of trading on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Common Stock. To determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s Conversion Amount will include a fractional share, such determination shall be based on the aggregate Conversion Amount of such Holder that are being converted on any single Conversion Date.

Section 4.06 Reorganization Events.

(a) In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Issuer with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Issuer or another Person or entity;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Issuer, in each case pursuant to which the Common Stock (but not the Note) is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Issuer with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Note) into other securities;

(each of which is referred to as a “Reorganization Event”), the Note (including the Conversion Amount outstanding immediately prior to such Reorganization Event) will, without the consent of the Holders and subject to Section 4.06(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of the Note would have received in such Reorganization Event had such Holder converted its Conversion Amount into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the conversion rate applicable immediately prior to the effective date of the Reorganization Event and the Conversion Amount applicable at the time of such subsequent conversion. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event, then for the purpose of this Section 4.06(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b) The above provisions of this Section 4.06 shall similarly apply to successive Reorganization Events and the anti-dilution adjustments set forth in the definition of “Conversion Price” shall apply to any shares of capital stock or property received by the holders of the Common Stock in any such Reorganization Event.

(c) The Issuer (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 4.06.

(d) The Issuer shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Conversion Amount into the Exchange Property in a manner that is consistent with and gives effect to this Section 4.06 and (ii) to the extent that the Issuer is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Conversion Amount into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

ARTICLE 5

PREPAYMENT

Section 5.01 Optional Prepayments. The Issuer may, at any time and from time to time, upon 30 days’ prior written notice to the Holder and subject to the Holder’s conversion rights set forth in Section 4.01, prepay all or any portion (in the case of less than 100% of the outstanding amounts of the Notes, in whole number multiples of $100,000 only) of the outstanding principal amount of the Notes at a prepayment price equal to the principal amount of the Note to be prepaid (i.e., the portion of the original principal amount of the Note being prepaid plus all PIK

Interest previously added in respect of such portion of the original principal amount). In connection with each prepayment of principal hereunder, the Issuer shall also pay all accrued and unpaid interest on the principal amount of the Note being repaid. For the avoidance of doubt, a prepayment of less than the entire outstanding principal amount of each of the Notes under this Section 5.01 shall not relieve the Issuer of its other obligations (including under Section 5.02 below).

Section 5.02 Mandatory Prepayments. The Issuer shall prepay in full this Note, upon 30 days’ prior written notice to the Holder and subject to the Holder’s conversion rights set forth in Section 4.01, upon the occurrence of a Mandatory Prepayment Event at a prepayment price equal to the principal amount of the Note at the time of payment (i.e., the original principal amount of the Note being prepaid plus all PIK Interest previously added in respect of such original principal amount). In connection with such mandatory prepayment, the Issuer shall also pay all accrued and unpaid interest on the principal amount of the Note being repaid.

Section 5.03 Reduction in Principal. If the Issuer has elected to exercise its prepayment pursuant to Section 5.01, the principal sum required to be paid on the Maturity Date shall be reduced by the amount of principal prepaid. Any prepayment of this Note (other than a prepayment required under Section 1.3 of the Omnibus Agreement), whether optional or mandatory, shall be preceded by 30 days’ prior written notice to the Holder and the Holder shall be permitted to elect to convert its Conversion Amount at or prior to the time that such prepayment would otherwise occur.

Section 5.04 Multiple Notes. If more than one Convertible Note is outstanding at the time of any payment by the Issuer, the Issuer shall make such payment pro rata among the Notes (based on the aggregate principal amount of each Note), except as otherwise provided in Section 1.3 of the Omnibus Agreement; provided that in the event of any payment pursuant to Section 5.02 or any other acceleration of the Convertible Notes then such payments shall be applied (i) first, to any amounts owed to Pamplona and L Catterton pursuant to Article 10 of the applicable Convertible Note, (ii) second, to accrued but unpaid interest and principal on the Convertible Notes held by Pamplona and L Catterton on a pro rata basis, (iii) third, to any other outstanding obligations owed to Pamplona and L Catterton under the Convertible Notes, (iv) fourth, to any amounts owed to all other Noteholders of the Convertible Notes pursuant to Article 10, (v) fifth, to accrued but unpaid interest and principal on the Convertible Notes held by all other Noteholders on a pro rata basis, (vi) sixth, to any other outstanding obligations owed to all other Noteholders under the Convertible Notes.

ARTICLE 6

NO REISSUANCE OF NOTE

No Notes acquired by the Issuer by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Notes shall be retired. No additional Notes shall be authorized or issued without the consent of the Required Noteholders.

ARTICLE 7

COVENANTS

Section 7.01 Reports. The Issuer shall provide the following information to the Holder; provided, that the Holder may elect at any time to not receive all or any portion of such information upon written notice (e-mail to suffice) to the Issuer, and upon receipt of such notice the Issuer shall cease to provide the information specified in such notice unless and until the Holder provides notice to the Issuer (e-mail to suffice) that it elects to continue to receiving such information; and provided, further the provision of the following information, if not otherwise publicly disclosed, will be subject to customary confidentiality restrictions; and provided, further, that, if the Holder is not the Board Rights Holder (as defined below) or the Observer Rights Holder (as defined below), the information set forth in clause (e) below shall be provided to the Board Rights Holder and/or Observer Rights Holder rather than the Holder:

(a) no later than 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income and cash flows of the Issuer and its consolidated subsidiaries for such quarterly periods, and unaudited consolidated and consolidating balance sheets of the Issuer and its consolidated subsidiaries as of the end of such quarterly periods, in each case prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

(b) no later than 90 days after the end of each fiscal year, audited consolidated and consolidating statements of income and cash flows of the Issuer and its consolidated subsidiaries for such fiscal year, and audited consolidated and consolidating balance sheets of the Issuer and its consolidated subsidiaries as of the end of such fiscal year, and accompanied by the report of the Issuer’s independent certified public accountants, prepared in accordance with GAAP;

(c) no later than 40 days after the end of each fiscal month (provided, with respect to the period until the 12-month anniversary of the date hereof, to the extent the Issuer may provide the following within 45 days using reasonable best efforts), a monthly management report including monthly financial data; provided that in no event shall the Holder receive information with respect to each fiscal month that is less detailed or less favorable than the information received by each of Pamplona and L Catterton prior to the IPO, which shall include, but not be limited to, the operational data, including key performance indicators, that has previously been provided to each of Pamplona and L Catterton;

(d) all reports and other information provided to the lenders or the agent under the Issuer’s and its subsidiaries’ senior credit facilities, substantially concurrently with the delivery of such reports or other information to the lenders or the agent thereunder;

(e) all reports and other information provided to any director of the Issuer or any of its subsidiaries, substantially concurrently with the delivery of such reports or other information to such Person (other than, in any such case, to any such person solely in their capacity as an employee, vendor or customer of the Issuer or any of its subsidiaries);

(f) all reports and other information provided to any direct or indirect stockholder of the Issuer (in their capacity as such), substantially concurrently with the delivery of such reports or other information to such Person (other than, in any such case, to any such person solely in their capacity as an employee, vendor or customer of the Issuer or any of its subsidiaries);

(g) no later than the beginning of any fiscal year, the Issuer’s and its subsidiaries’ annual consolidated operating budget for such fiscal year, including both (i) expected key performance indicatory drivers of results and (ii) the resultant three statement financial outputs; and

(h) such other information requested by the Holder which is reasonably available or may be reasonably obtained or produced relating to the business, operations, financial condition, assets or properties of the Issuer or any of its subsidiaries.

Section 7.02 Holder Consent Rights. None of the Issuer and/or any of its subsidiaries will directly or indirectly take any of the following actions without the prior written approval of the Required Noteholders (which may be given or withheld in its sole discretion):

(a) any amendment, modification, repeal or restatement of the governing, constituent or organizational documents or any recapitalization in a manner that materially adversely affects the terms, rights, preferences or privileges of the Notes[, including any amendment of Section 3.7 of the bylaws of the Issuer]6;

(b) create or authorize the creation of or issue any other equity security, or security convertible into or exercisable for any equity security, having rights, preferences or privileges that would be senior to or on parity with the Notes if the Notes were preferred stock of the Issuer mutatis mutandis (e.g., any equity security that is entitled to receive cash dividends or distributions, or to be redeemed, at a time when the Notes are outstanding), and with respect to any subsidiary, issue any equity to any Person other than the Issuer or a wholly owned subsidiary of the Issuer, unless the Notes are paid in full upon the consummation of any such issuance;

(c) the declaration or payment of any dividend or distribution or the redemption or repurchase of any equity securities; provided to the extent consent under the Notes is provided for any such dividend or distribution or the redemption or repurchase of any equity securities, such dividend, distribution, redemption or repurchase, as the case may be, shall be made on a pro rata basis to all equity holders and Noteholders based on each holder’s Equity Percentage;

[6]	To be included in the LCat Note and the PCM Note issued in respect of PCM’s preferred stock, but not in PCM Note issued in respect of 2019 note or in the SW Note.

(d) the incurrence of any indebtedness (other than any unsecured indebtedness that is subordinated and junior to, in all respects (including in right of payment), the Notes) greater than $10,000,000 in the aggregate other than (i) any indebtedness incurred pursuant to an asset-based revolving line of credit pursuant to which loans are made on a borrowing base based upon accounts receivable, inventory and other customary borrowing based assets (including intellectual property), (ii) any cash flow loan which, together with all other outstanding cash flow loans of the Issuer and its Subsidiaries, is not in excess of (A) four (4) times LTM EBITDA on the date of incurrence of such indebtedness or (B) five (5) times LTM EBITDA on the date of incurrence of such indebtedness only if (x) a regulated commercial bank is the lead arranger and administrative agent and (y) regulated commercial banks (or such other lenders consented to in writing by the Required Noteholders which instill the same level of comfort and confidence in the Required Noteholders as regulated commercial banks) hold, at all times, at least 51% of the principal amounts of the loans outstanding thereunder or (iii) any mortgage loan or real property secured financing not in excess of $15,000,000 in the aggregate; provided, that, the Issuer and/or any of its subsidiaries may not incur indebtedness concurrently under clauses (i) and (ii) without the prior written approval of the Required Noteholders (which may be given or withheld in its sole discretion); provided, further, that any amendment, modification, amendment and restatement, consent, waiver, forbearance or other arrangement with the agent or lenders under any existing credit facilities or loan agreement that modifies the rate, term or other provisions which could have a material adverse economic impact shall be treated as a new incurrence of indebtedness hereunder; provided, further, that nothing in this Section 5.1.6 shall apply to any indebtedness incurred solely in connection with the payment in full of the Notes on the date such indebtedness is incurred; or

(e) any agreement or commitment to do any of the foregoing.

Section 7.03 Investor Rights.7

(a) [Prior to and conditioned upon the consummation of the IPO, the Issuer shall take all Necessary Action to cause its Board of Directors (the “Board”) to include one (1) individual nominated by the Holder (the “Holder Nominee”), who initially shall be [•]8, and who shall serve as a Class III Director (as such term is defined in the Charter). Until the Cash Return Condition is satisfied, [Icon Preferred Holdings, L.P.]9 / [LC9 Connected Holdings, L.P.]10 (such holder, together with any of its Permitted Transferees, the “Board Rights Holder”) shall have the right, but not the obligation, to nominate at all times to the Board at least one (1) Holder Nominee, and the Issuer shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected the Holder Nominee. The rights of a Board Rights Holder to nominate a Holder Nominee are not transferable. Upon any transfer of Notes by [Icon Preferred Holdings, L.P.]11 / [LC9 Connected Holdings, L.P.]12, of 51% or more of its

[7]	Applicable to PCM “Required Note” and LCat Note only.
[8]	For LCat, to be Scott Dahnke. For PCM, to be Andrew Singer.
[9]	To be included in PCM’s notes.
[10]	To be included in LCat’s note.
[11]	To be included in PCM’s notes.
[12]	To be included in LCat’s note.

Notes, [Icon Preferred Holdings, L.P.]13 / [LC9 Connected Holdings, L.P.]14 shall cease to have the right to nominate a Holder Nominee, and its Holder Nominee shall immediately tender his or her resignation to the Board.

(b) So long as any amount payable under this Note remains outstanding, [Icon Preferred Holdings, L.P.]15 / [LC9 Connected Holdings, L.P.]16 shall have the right, but not the obligation, to appoint at all times one non-voting observer to the Board and the board of directors or equivalent governing body of each direct or indirect Subsidiary of the Issuer (an “Observer”), who shall initially be [•]; provided, subject to Section 14.01, [Icon Preferred Holdings, L.P.]17 / [LC9 Connected Holdings, L.P.]18 may, at its election, transfer the foregoing right to appoint one Observer to any Person holding at least 51% of the outstanding principal amount under this Note ([Icon Preferred Holdings, L.P.]19 / [LC9 Connected Holdings, L.P.]20, or any such Person, for so long as such Holder (and its Affiliates) continue to hold at least 51% of the outstanding principal amount under this Note, the “Observer Rights Holder”).21 From the date that is six months following the Issue Date through the date that is 12 months following the Issue Date, the proposed Observer appointee of any transferee that is the Observer Rights Holder (if the Observer Rights Holder is not the Board Rights Holder) shall be acceptable to the Issuer (the Issuer’s consent to any such individual not to be unreasonably withheld, conditioned or delayed). The Observer shall be entitled to be notified of, and attend, all meetings of the Board and any Subsidiary governing bodies, participate in all deliberations of such governing bodies, in each case in the same manner as the directors thereon, and to receive copies of all notices, minutes, consents and other materials provided to the members of such governing bodies, at the same time and in the same manner as such notices, minutes, consents and other materials are provided to the members thereof, provided, however, that the Observer shall not have any voting rights with respect to actions taken or elected not to be taken by such governing bodies; provided, further, that the Issuer shall be entitled to withhold any information from the Observer or exclude the Observer from any meeting or portion thereof if the Board determines (reasonably, in good faith and upon advice of counsel) that access to such information or attendance at such meeting (or portion thereof) would be reasonably likely to adversely affect the attorney-client privilege between (i) the Issuer or the applicable governing body and (ii) its respective counsel. The Issuer shall reimburse the Observer for his or her reasonable travel and out-of-pocket expenses incurred in connection with attendance of any meetings of the Board or any Subsidiary governing body.

[13]	To be included in PCM’s notes.
[14]	To be included in LCat’s note.
[15]	To be included in PCM’s notes.
[16]	To be included in LCat’s note.
[17]	To be included in PCM’s notes.
[18]	To be included in LCat’s note.
[19]	To be included in PCM’s notes.
[20]	To be included in LCat’s note.
[21]	For LCat, to be Marc Magliacano. PCM to provide name of observer.

(c) [The Issuer shall cause the Charter and any amendment or restatement thereof, in accordance with the authority provided in Section 141(d) of the Delaware General Corporation Law, to provide that, (i) at any time when the Board has fewer than eleven (11) members, the member of the Board, if any, that is the Holder Nominee shall cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of the Board (whether under the Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law or otherwise), whether taken at a meeting of the Board or by written consent of the Board, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of the Board at such time and (ii) in the case of matters of a committee of the Board that includes the member of the Board, if any, that is the Holder Nominee, such member shall cast a fraction (rounded down to the nearest tenth of a vote) of a vote on any action of such committee (whether taken under the Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law or otherwise), whether taken at a meeting of such committee or by written consent of such committee, such that the number of votes that may be cast by such member does not exceed nine percent (9%) of the total number of votes that may be cast by all of the members of such committee at such time.]22 .

Section 7.04 Marketing.23 Upon the request of the Holder, the Issuer will use its commercially reasonable efforts to assist the Holder in the marketing and disposition of this Note, including taking such actions as the Holder reasonably requests in order to expedite or facilitate the disposition of this Note (including, without limitation, making available the executive officers of the Issuer and participating in “road shows,” investor presentations, marketing events and other selling efforts, at reasonable times and frequency, and, upon request of the Holder, will make available for inspection by the Holder and any attorney, accountant or other agent retained by the Holder, such financial and other records, pertinent corporate and business documents and properties of the Issuer as reasonably requested to enable them to satisfy any potential buyer’s due diligence responsibility, and cause the Issuer’s officers, directors, employees, agents, representatives and independent accountants to supply information reasonably requested by the Holder or its attorneys, accountants or agents in connection with such disposition of the Note.

Section 7.05 Board Conflicts Policy. The Issuer shall adopt and, at all times maintain and enforce compliance with, a conflicts of interest policy applicable to members of the Board and officers of the Issuer in substantially the form provided to the Noteholders prior to the date hereof.

[22]	To be included in PCM “Required Note” only.
[23]	This provision will apply to PCM and LCat Notes only.

ARTICLE 8

WAIVERS OF DEMAND, ETC.

The Issuer hereby expressly waives (to the extent permitted by applicable law) demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

ARTICLE 9

REPLACEMENT NOTES

In the event that the Holder notifies the Issuer that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and outstanding principal amount, if different than that shown on the original Note) shall be issued by the Issuer to the Holder; provided that the Issuer receives an indemnity against any loss incurred by it in connection with such lost, stolen or destroyed Note, such indemnity to be in form and substance, and from a Person reasonably acceptable to the Issuer.

ARTICLE 10

PAYMENT OF EXPENSES

The Issuer agrees to pay all reasonable, out-of-pocket expenses, including reasonable attorneys’ fees, which may be incurred by the Holder in connection with any waiver or consent hereunder, any amendment hereof, any Event of Default hereunder or in successfully enforcing the provisions of this Note and/or successfully collecting any amount due under this Note.

ARTICLE 11

DEFAULTS AND REMEDIES

Section 11.01 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) any default by the Issuer in (i) the payment of any principal on this Note when the same becomes due and payable at the Maturity Date, upon acceleration or otherwise or (ii) the making of any payment required to be made under Section 5.02 or any other amount due hereunder, and such default continues for a period of five (5) Business Days;

(b) the Issuer fails to comply in any material respect with Article VII or any other term hereunder as and when required and, to the extent such failure is capable of being remedied, such failure continues for thirty (30) days after notice by the Holder or by the Issuer of such failure;

(c) the Issuer, or any Material Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Material Subsidiary, makes an assignment for the benefit of creditors generally, files a petition in bankruptcy, is adjudicated insolvent or has entered against it an order for relief under Bankruptcy Laws, petitions or applies to any tribunal for any receiver or trustee (for itself or its assets in connection with the bankruptcy, insolvency, or in the case of the Issuer only, the liquidation of such Person ), commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt law or statute of any jurisdiction, has commenced against it involuntarily any such proceeding (provided such involuntary proceeding remains undismissed for the earlier of a period of 60 days or until an order for relief is entered), or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Issuer or any of its Subsidiaries or any substantial part of their property is appointed;

(d) the Issuer fails to observe or perform any term of (i) one or more items of Material Indebtedness or (ii) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period provided therein, if any, if the effect of such breach or default is to cause that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that this paragraph (d) shall not apply to secured Material Indebtedness that becomes due (and is paid in accordance with its terms) as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is permitted hereunder; or

(e) the Issuer breaches any of the covenants and agreements of the Issuer set forth in Article 4 and such failure to convert continues for five (5) Business Days.

The Issuer shall deliver to the Holder, within five (5) Business Days after its knowledge of the occurrence thereof, written notice in the form of a certificate signed by the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, or Vice-President-Finance of the Issuer of any Event of Default and any event which with the giving of notice or the lapse of time would become an Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 11.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 11.01(c)) occurs and is continuing, the Required Noteholders, by ten (10) days’ prior notice to the Issuer and each other Noteholder, subject to each Noteholder’s conversion rights set forth in Section 4.01 of such Noteholder’s respective Note, may declare the outstanding principal amount of and accrued but unpaid interest on the Notes (in the amount set forth in Section 5.02) to be due and payable. Upon such a declaration, such outstanding principal amount and interest shall be due and payable immediately. If an Event of Default specified in Section 11.01(c) occurs and is continuing, the outstanding principal amount of, and accrued interest on (as set forth in Section 5.02), all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Noteholder. The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

A delay or omission by the Holder or any other Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

Section 11.03 Waiver of Past Defaults. The Required Noteholders may waive any past or existing Default and its consequences except (i) a Default in the payment of the outstanding principal amount of or interest on the Notes or (ii) a Default in respect of a provision that under Section 11.04 or Article 13 cannot be amended without the consent of each Noteholder affected. When a Default is waived, it is deemed cured, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 11.04 Rights of Holder to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder to receive payment of the outstanding principal amount of and interest on this Note on or after the respective due dates expressed in this Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 11.05 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note, and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 12

SAVINGS CLAUSE

In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

ARTICLE 13

ENTIRE AGREEMENT; AMENDMENTS

This Note (together with the Omnibus Agreement and any documents, agreements, or instruments required to be delivered pursuant thereto and exhibits and schedules attached thereto) constitutes the full and entire understanding and agreement between the Issuer and the Holder with respect to the subject hereof. Except as otherwise provided in Section 11.03, neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Required Noteholders; provided that any amendment (i) of the Maturity Date, (ii) with respect to the reduction of the outstanding principal amount or any interest rate or premium hereunder, or the interest payment provisions set forth on the first page of this Note, (iii) with respect to the stapling provisions set forth on the first page of this Note, (iv) of Section 4.01, Section 4.02(a), Article 5, Section 7.01, Section 7.02, Section 7.03, Article 10, Article 11 or Article 14 or (iii) that adversely affects any individual Noteholder disproportionately to any other Noteholder shall require, in each case, the written consent of each Noteholder affected.

After an amendment under this Article 13 becomes effective, the Issuer shall mail to the Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Article 13.

ARTICLE 14

TRANSFER; ASSIGNMENT, ETC.

Section 14.01 Transfers Generally. [Subject to compliance with applicable federal and state securities laws[, with the Stapling Transfer Restriction]24 and with Section 14.02, other than transfers to Permitted Transferees, after the date that is six (6) months following the Issue Date, this Note and any portion hereof and the rights hereunder may be transferred by the Holder in its sole discretion at any time and to any Person or Persons without the consent of the Issuer; provided that in no event shall the Holder transfer this note to any of the Persons (or any Affiliate thereof) listed on Schedule 14.01 to this Note.]25 [None of this Note, any portion hereof or any rights hereunder may be transferred by the Noteholder without the prior written consent of the Required Noteholders, other than transfers to Permitted Transferees.]26 In connection with any transfer, if the Issuer reasonably requests, the transferor shall deliver a representation in writing that such transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an available exemption from, or in a transaction not subject to, registration under the Securities Act of 1933, as amended. Promptly following due presentment of a duly completed and executed Registration of Transfer Notice (in the form set forth in Exhibit B hereto) for transfer of this Note, the Issuer shall register such transfer and provide evidence to the Holder and such transferee of such transfer. The Issuer agrees that in connection with any transfer, assignment, pledge or encumbrance permitted pursuant to the terms hereof, the Issuer shall cause such transfer, assignment, pledge or encumbrance to be reflected in the Notes Register, and all principal, interest and other amounts which are then, and thereafter become, due under this Note shall be paid to such Transferee at the place of payment designated in such notice. Absent manifest error, no such transfer, assignment, pledge or encumbrance shall be effective unless recorded in the Note Register. If within ten (10) Business Days of delivery of a duly completed and executed Registration of Transfer Notice, the Issuer shall not have provided evidence of such registration as provided above, the Registration of Transfer Notice shall be deemed for all purposes hereunder to constitute the Notes Register with respect to the portion of this Note to be transferred; however, such transfer shall not prejudice the Issuer’s rights in respect of any transfer that violated the terms hereof. The Issuer may not assign this Note or any of its rights or obligations hereunder. This Note shall be binding upon the Issuer and its respective successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

[24]	To be included in PCM note issued in respect of PCM’s preferred stock and LCat Note only.
[25]	To be included in notes issued to PCM and LCat.
[26]	To be included in notes issued to Scott Watterson.

Section 14.02 Tag-Along Rights. No Noteholder (for purposes of this Section 14.02, a “Proposed Seller”) shall transfer (a “Sale”) all or any portion of any Note to any other Person, including the Issuer or any of its Subsidiaries (a “Proposed Buyer”), other than to a Permitted Transferee (excluding transfers to the Issuer or any of its Subsidiaries), except in the manner and on the terms set forth in this Section 14.02 and in compliance with Article II and Section 14.01, and attempted transfers in violation of this Section 14.02, Article II or Section 14.01 shall be null and void.

(a) A written notice (the “Tag Along Notice”) shall be furnished by the Proposed Seller to each of Pamplona and L Catterton (the “Tag Along Offerees”) at least ten (10) Business Days prior to a proposed Sale. The Tag Along Notice shall include:

(i) The principal terms of the proposed Sale insofar as it relates to the Notes, including the portion of the principal amount to be purchased from the Proposed Seller, the percentage of the aggregate principal amount of Notes held by the Proposed Seller which such portion constitutes (the “Sale Percentage”), the maximum and minimum purchase price, the name and address of the Proposed Buyer, and (if the Proposed Buyer is not subject to the periodic reporting requirements of the Exchange Act) the name of each director of the Proposed Buyer and of each Person which is the beneficial owner of more than twenty percent (20%) of the equity interests of the Proposed Buyer; and

(ii) An offer by the Proposed Seller to include, at the option of each Tag Along Offeree, in the Sale to the Proposed Buyer such percentage of the aggregate principal amount of Notes held by such Tag Along Offeree up to the Sale Percentage, on the same terms and conditions (subject to the remainder of this Section 14.02) as the Proposed Seller shall sell any portion of its Note; provided that any consideration to be received by the Tag Along Offerees must be in the form of cash.

(b) Each Tag Along Offeree desiring to accept the offer contained in the Tag Along Notice shall send a written commitment to the Proposed Seller specifying the percentage of the aggregate principal amount of Notes held by such Tag Along Offeree (not in any event to exceed the Sale Percentage) which such Tag Along Offeree desires to have included in the Sale within ten (10) Business Days after receipt of the Tag Along Notice (each a “Participating Seller”). Each Tag Along Offeree who has not so accepted such offer shall be deemed to have waived all of his or her rights with respect to the applicable Sale, and the Proposed Seller and the Participating Sellers shall thereafter be free to sell to the Proposed Buyer, at a price no greater than the maximum price set forth in the Tag Along Notice and otherwise on terms not more favorable in any material respect to them than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Offerees. If, prior to consummation, the terms of such proposed Sale shall change with the result that the price shall be greater than 105% of the maximum price set forth in the Tag Along Notice or the other terms shall be more favorable in any material respect than as set forth in the Tag Along Notice, it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Section 14.02 separately complied with, in order to consummate such proposed Sale pursuant to this Section 14.02; provided, however, that in the case of such a separate Tag Along Notice, the applicable period referred to in Section 14.02(a) and this Section 14.02(b) shall be five (5) Business Days.

(c) The acceptance of each Participating Seller shall be irrevocable except as hereinafter provided, and each such Participating Seller shall be bound and obligated to sell in the Sale, on the same terms and conditions specified in the Tag Along Notice (subject to the remainder of this Section 14.02), such percentage of the aggregate principal amount of all Notes held by such Participating Seller as such Participating Seller shall have specified in such Participating Seller’s written commitment. In the event the Proposed Seller shall be unable (otherwise than by reason of the circumstances described in Section 14.02(e)) to obtain the inclusion in the Sale of the full percentage of the aggregate principal amount of all Notes which the Proposed Seller and each Participating Seller desires to have included in the Sale (as evidenced in the case of the Proposed Seller by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s written commitment), the percentage of the aggregate principal amount of all Notes to be sold in the Sale by the Proposed Seller and each Participating Seller shall be reduced on a pro rata basis according to the proportion which the percentage of the aggregate principal amount of all Notes which each such Person desires to have included in the Sale bears to the aggregate principal amount of the Notes desired by all such Persons to have included in the Sale.

(d) If at the end of the 90th calendar day following the date of the effectiveness of the Tag Along Notice the Proposed Seller has not completed the Sale as provided in the foregoing provisions of this Section 14.02, each Participating Seller shall be released from his obligations under his written commitment, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Section 14.02 separately complied with, in order to consummate such Sale pursuant to this Section 14.02, unless the failure to complete such Sale resulted from any failure by any Tag Along Offeree to comply in any material respect with the terms of this Section 14.02.

(e) Each Participating Seller shall, whether in his capacity as a Participating Seller, stockholder, officer or director of the Issuer, or otherwise, take or cause to be taken all such actions (subject as to entering into agreements to the provisions of the next sentence hereof) as may be reasonably requested in order expeditiously to consummate each Sale pursuant to Section 14.02. Notwithstanding the foregoing or anything else to the contrary set forth herein, in no event shall any of Pamplona, L Catterton or any of their respective Affiliates (i) be required to give any representations or warranties, or agree to any non-competition, non-solicitation or similar restrictive covenants, other than customary representations or warranties as to such Person’s due organization, title to the securities it is selling, authority and capacity to effect the sale of such securities and the absence of any conflict under law or its organizational documents that in each case would prevent or impair the sale by such Person of such securities in such Sale, (ii) be subject to any indemnification obligations (including any escrowed amounts) for representations, warranties or agreements made by any other Person; (iii) be liable for any breach of any representations, warranties or agreements made by any other Person; or (iv) be subject to obligations in excess of the actual proceeds it received in the Sale; or (v) be required to participate in any Sale to an Affiliate of any Proposed Seller.

(f) The closing of a Sale pursuant to Section 14.02 shall take place at such time and place as the Proposed Seller shall specify by notice to each Participating Seller. At the closing of any Sale under this Section 14.02, each Participating Seller shall deliver the Note to be sold by such Participating Seller, duly endorsed, or other appropriate instruments duly endorsed, for transfer, free and clear of any liens, encumbrances or adverse claims, against delivery of the applicable consideration.

ARTICLE 15

NO WAIVER

No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

ARTICLE 16

NOTICES

Unless otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by e-mail or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Issuer:

c/o iFIT Health & Fitness Inc

1500 South 1000 West

Logan, Utah 84321

Email: swatterson@iconfitness.com

Attention: Chief Executive Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 5th Ave.

New York, New York 10153

Email: Corey.Chivers@weil.com

Attention: Corey Chivers

If to the Holder, to its address appearing in the Notes Register27, or to such other address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) Business Days prior to the effectiveness of such change. Written confirmation (including by email) of receipt (x) given by the recipient of such notice, consent, waiver or other communication, or (y) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, as applicable.

ARTICLE 17

MISCELLANEOUS

Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

ARTICLE 18

CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL

This Note shall be governed by and construed in accordance with the law of the State of Delaware. The Issuer and, by accepting this Note, the Holder hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts therefrom) in any suit, action or proceeding seeking to enforce any provision of, or based on any suit, action or proceeding arising out of or in connection with, this Note or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Article 18 shall be deemed effective service of process on such party. EACH OF THE ISSUER AND, BY ACCEPTING THIS NOTE, THE HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

[27]	Holder notice addresses in Notes Register to include counsel copies.

ARTICLE 19

TAX FORMS

The Holder shall provide the Issuer with such tax forms or certificates reasonably requested by the Issuer for the purpose of establishing any available exemption from withholding taxes in respect of all amounts payable to such Holder hereunder.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its officer thereunto duly authorized.

Dated: [•], 2021

IFIT HEALTH & FITNESS INC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED As of the date first above written:

[•]

By:

By:
Name:
Title:

Exhibit A

IFIT HEALTH & FITNESS INC

CONVERSION NOTICE

Reference is made to the note issued by iFIT Health & Fitness Inc, a Delaware corporation, due [•], 2027, in an aggregate principal amount of [•] ($[•]) (the “Convertible Note”). In accordance with and pursuant to the Convertible Note, the undersigned hereby elects to convert the Conversion Amount set forth below into shares of Common Stock of the Issuer (the “Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [•]].

Date of Conversion (if applicable): _______________________________________________________________________

Conversion Amount to be converted: _____________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Common Stock to be issued: _______________________________

Please issue the shares of Common Stock into which the Conversion Amount is being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Authorization: ____________________________________

By: _____________________________________________

Title: ____________________________________________

Dated: ___________________________________________

Account Number (if electronic book entry transfer): _____________________________

Transaction Code Number (if electronic book entry transfer): ______________________

Payment Instructions for cash payment in lieu of fractional shares:

Exhibit B

IFIT HEALTH & FITNESS INC

REGISTRATION OF TRANSFER NOTICE

To the Secretary and General Counsel:

(To be delivered via registered courier to iFIT Health & Fitness Inc, c/o Office of General Counsel, 1500 South 1000 West, Logan UT 84321, with an email copy sent to Everett@ifit.com and SWatterson@iconfitness.com)

Reference is made to the note issued by iFIT Health & Fitness Inc, a Delaware corporation, due [•], 2027, in an aggregate principal amount of                 ($                ) (the “Convertible Note”), registered in the name of the following registered holder (the “Transferor”). Capitalized terms not otherwise defined shall have the meanings set forth in the Convertible Note.

Registered Holder: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

The Transferor hereby requests the registration of transfer of the Convertible Note in the following principal amount (must be equal to or less than the amount set forth above):

_______________________________ ($ ___________________)

To be registered to the following person as follows (the “Transferee”):

Name of Transferee to be Registered: _________________________________________

Address: _________________________________________

Telephone Number: _________________________________

Email: __________________________________________

Certification of Transferor

The undersigned Transferor hereby represents, warrants and certifies that: (a) if the date of this Notice is within 6 months of the original issuance of the Convertible Note, the Transferee is a Permitted Transferee of the Transferor, and (b) to the best of its knowledge, the Transferee is not an Affiliate of a Person (or such Person) set forth in the attached Schedule 14.01 of the Convertible Note.

Name or Transferor: ____________________________
By: __________________________________________
Name: ________________________________________
Title: _________________________________________
Date: ________________

Certification of Transferee

The undersigned Transferee hereby represents, warrants and certifies that: (a) if the date of this Notice is within 6 months of the original issuance of the Convertible Note, the Transferee is a Permitted Transferee of the Transferor, and (b) the Transferee is not an Affiliate of a Person (or such Person) set forth in the attached Schedule 14.01. The Transferee further acknowledges and agrees that the Convertible Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), that such Transferee is an accredited investor entitled to purchase the Convertible Note without registration under the Securities Act or any state blue skys law, and that it shall not transfer such Convertible Notes, unless such transfer is pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, registration under the Securities Act.

Name or Transferee: ____________________________
By: __________________________________________
Name: ________________________________________
Title: _________________________________________
Date: ________________